EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139661 on Form S-8 of Spectra Energy Corp of our report relating to the financial statements and supplementary schedules of Spectra Energy Retirement Savings Plan (the Plan) dated June 19, 2014, appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2013.

/s/ McConnell & Jones LLP

Houston, Texas
June 19, 2014